Exhibit 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A/A (Amendment No. 3) of our independent auditors’ report dated May 17, 2017 on our audit related to the financial statements of Campagna Motors USA, Inc. which comprise the balance sheet as of December 31, 2016, and the related statements of operations, changes in stockholders’ deficit and cash flows for the period from October 19, 2016 (inception) to December 31, 2016, and the related notes to the financial statements.

Very truly yours,

/s/ dbbmckennon

dbbmckennon

Newport Beach, California

June 21, 2017